EXHIBIT 99.1

CONTACT:	Jeffrey L. Thompson Executive Vice President (310) 781-2222

EDELBROCK CORP. REPORTS RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2003

TORRANCE, California ( May 6, 2003) – Edelbrock Corporation (Nasdaq: EDEL) today reported sales and earnings for its fiscal 2003 third quarter and nine months ended March 25, 2003.

For the quarter, revenues totaled $25.7 million as compared to revenues of $28.2 million in the same period of fiscal 2002. Net income for the third quarter of fiscal 2003 was $210,000, or $0.04 per basic and diluted share, compared to net income of $1,132,000, or $0.21 per basic and diluted share, in the third quarter of fiscal 2002.

For the nine months ended March 25, 2003, revenues totaled $82.5 million compared to revenues of $84.3 million in the first nine months of fiscal 2002. Net income for the fiscal 2003 period was $2.3 million or $0.41 per basic share and diluted share, compared to net income of $3.1 million, or $0.57 per basic and diluted share, in the same period a year ago.

Edelbrock attributed its decrease in sales for the quarter to inclement weather, consumer concerns about the impending and ultimate war in Iraq, and the sluggish national economy. The decrease in quarterly revenues was across the majority of the Edelbrock’s

Edelbrock Reports Results for Third Quarter of Fiscal 2003 — Page 2

product lines as customer warehouses reduced their inventory levels. Although sales of automotive carburetors decreased 11.9% and sales of aluminum automotive intake manifolds decreased by 11.7%, Edelbrock reported an increase in sales of its popular line of high performance aluminum automotive cylinder heads, sales of which improved 5.2% for the quarter. In addition, Edelbrock also reported an increase in third party casting work at its aluminum foundry, sales of which improved over 120% from the third quarter of 2002.

Edelbrock reported that selling, general and administrative (SG&A) expense, as a percentage of revenues, increased to 31.4% for the third quarter of fiscal 2003 from 27.2% in the year-ago period. Overall, SG&A rose 5.0%, or $382,000, to $8,056,000, for the third quarter of fiscal 2003. The year-to-year increase in SG&A was primarily attributable to an increase in advertising costs in connection with the marketing of its various product lines. The Company also experienced increases in workers’ compensation, medical, and general liability insurance.

Research and development expenses for the third quarter of fiscal 2003 declined 5.2%, or $47,000, over the year-ago period, totaling $865,000. As a percent of revenues, R&D expenses increased to 3.4% from 3.2% in the same quarter of fiscal 2002.

Commenting on the Company’s results, Edelbrock Chairman and Chief Executive Officer, Vic Edelbrock, said, “Like so many other companies today, Edelbrock’s financial results for this period reflected the turmoil of the times. Adverse weather, continued sluggishness in the national economy, and apprehension about world events combined to compel distributors to reduce their inventory levels and in addition, many customers defered purchases they would otherwise have made during the quarter.

“However, Edelbrock performed well during the quarter despite such adversity,” Mr. Edelbrock said. “In each of our previous years of operation, we are proud of the fact that

Edelbrock Reports Results for Third Quarter of Fiscal 2003 — Page 3

we have reported a profit every year and in an environment where many companies lost money and market share, Edelbrock remained profitable, financially strong, and squarely positioned among the elite of its industry. Now that the situation in Iraq has begun to stabilize, it is our hope that the economy and the cost of gasoline will follow suit. This year we’ll be celebrating our sixty-fifth year of continuous operation. Over that time, this company has successfully weathered war, recession, and innumerable natural disasters. Through it all, I have every confidence that the road before us will lead to continued success in the years ahead.”

Founded in 1938, Torrance-based Edelbrock Corporation is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, California, at which it manufactures many of its quality products.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries; product demand; dependence on key suppliers; market acceptance; manufacturing efficiencies; new product development; the success of planned advertising, marketing and promotional campaigns; and other risks identified herein and other documents filed by the Company with the Securities and Exchange Commission.

Edelbrock Reports Results for Third Quarter of Fiscal 2003 — Page 4

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Nine months ended
	March 25,		March 25,

	2003	2002	2003	2002

Revenues	$25,658,000	$28,194,000	$82,547,000	$84,261,000
Cost of sales	16,404,000	17,783,000	52,161,000	53,781,000
Gross profit	9,254,000	10,411,000	30,386,000	30,480,000

Operating expenses
Selling, general and administrative	8,056,000	7,674,000	24,163,000	22,949,000
Research and development	865,000	912,000	2,642,000	2,577,000

Total operating expenses	8,921,000	8,586,000	26,805,000	25,526,000

Operating income	333,000	1,825,000	3,581,000	4,954,000
Interest expense	7,000	31,000	38,000	51,000
Interest income	8,000	2,000	46,000	38,000

Income before taxes on income	334,000	1,796,000	3,589,000	4,941,000
Taxes on income	124,000	664,000	1,328,000	1,828,000

Net income	$210,000	$1,132,000	$2,261,000	$3,113,000

Basic net income per share *	$0.04	$0.21	$0.41	$0.57

Diluted net income per share *	$0.04	$0.21	$0.41	$0.57

Basic weighted average number of shares outstanding *	5,452,000	5,450,000	5,452,000	5,507,000
Effect of diluted stock options and warrants *	9,000	—	9,000	—

Diluted weighted average number of shares outstanding *	5,461,000	5,450,000	5,461,000	5,507,000

•     - Earnings per share and share amounts for the three and nine months ended March 25, 2002 have been retroactively adjusted to account for the Company’s June 2002 10% stock dividend.

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EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 25,	June 30,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$7,682,000
Accounts receivable, net	30,970,000	31,892,000
Inventories	29,018,000	23,359,000
Prepaid expenses and other	3,884,000	2,869,000

Total current assets	63,872,000	65,802,000
Property, plant and equipment, net	38,705,000	38,564,000
Goodwill	1,172,000	1,172,000
License agreement	758,000	758,000
Other	1,312,000	1,266,000

Total assets	$105,819,000	$107,562,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,799,000	$14,519,000
Accrued expenses	3,854,000	4,954,000
Current portion of long-term debt	52,000	67,000

Total current liabilities	15,705,000	19,540,000
Long-term debt	523,000	527,000
Deferred income taxes	3,153,000	3,318,000
Shareholders’ equity	86,438,000	84,177,000

Total liabilities and shareholders’ equity	$105,819,000	$107,562,000